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Exhibit 5.1

Gowling Lafleur Henderson LLP -- Barristers & Solicitors -- Patent & Trade Mark Agents --
[GOWLINGS LOGO]	Suite 1600 1 First Canadian Place 100 King Street West Toronto, Ontario Canada M5X 1G5 Telephone (416) 862-7525 Facsimile (416) 862-7661 www.gowlings.com

October    , 2007

Lazard Capital Markes LLC 30 Rockefeller Plaza New York, New York 10020 U.S.A.	Oppenheimer & Co., Inc. 16th Floor 125 Broad Street New York, New York 10004 U.S.A.

Broadpoint Capital, Inc.
42nd Floor
One Penn Plaza
New York, New York 10119
U.S.A.

Dear Sirs:

Re:
Akela Pharma Inc.
Public Offering of Common Shares

We have acted as Canadian counsel to Akela Pharma Inc. (the "Corporation") in connection with (i) the issue and sale of    •     common shares (the "Firm Shares") of the Corporation pursuant to an underwriting agreement dated October     •    , 2007 (the "Underwriting Agreement") between Lazard Capital Markets LLC, Oppenheimer & Co., Inc. and Broadpoint Capital, Inc. (collectively the "Underwriters") and the Corporation, and (ii) the grant by the Corporation to the Underwriters of an option to purchase up to an additional    •    common shares (the "Optional Shares") in accordance with the Underwriting Agreement (the "Offering").

In connection with expressing this opinion, we have, among other things:

1.
participated, together with Kirkpatrick & Lockhart Preston Gates Ellis LLP, U.S. counsel to the Corporation, Osler, Hoskin & Harcourt LLP, Canadian counsel to the Underwriters, and Goodwin Procter LLP, U.S. counsel to the Underwriters, in

(a)
the preparation, execution and delivery of the Underwriting Agreement,

(b)
the preparation, execution and filing of the preliminary short-form base PREP prospectus dated October     •    , 2007 of the Corporation (the "Preliminary Prospectus"), the short-form base PREP prospectus dated October     •    , 2007 of the Corporation (the "Final Prospectus") and the supplemented PREP prospectus dated October     •    , 2007 (the "Supplemented PREP Prospectus") qualifying the distribution of the Firm Shares and the Optional Shares in the Province of Ontario (it being understood that each of the Preliminary Prospectus, Final Prospectus and Supplemented PREP Prospectus states that none of the Firm Shares or Optional Shares will be offered or sold thereunder in the Province of Ontario or any other province or territory of Canada),

Montréal -- Ottawa -- Kanata -- Toronto -- Hamilton -- Waterloo Region -- Calgary -- Vancouver -- Moscow

  (c)
  the preparation of the registration statement on Form F-1 of the Corporation (the "Registration Statement") regarding the Offering filed with the United States Securities and Exchange Commission as required under the United States Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively the "1933 Act"), and

  (d)
  the preparation of the US final prospectus dated October     •    , 2007 of the Corporation regarding the Offering filed with the United States Securities and Exchange Commission as required under the 1933 Act (the "US Prospectus");

2.
examined, among other things,

(a)
a certificate of compliance dated October     •    , 2007 (the "Compliance Certificate") issued pursuant to the Canada Business Corporations Act (the "CBCA") with respect to the Corporation,

(b)
a certified copy of the articles of the Corporation,

(c)
a certified copy of the by-laws of the Corporation,

(d)
a certified copy of the resolution passed by the directors of the Corporation approving each of the Preliminary Prospectus, the Final Prospectus and the Supplemented PREP Prospectus and the documents and financial statements incorporated therein,

(e)
a certified copy of the resolution passed by the directors of the Corporation, among other things, authorizing the Offering and the issue of the Firm Shares and the Optional Shares,

(f)
a copy of the preliminary receipt dated October     •    , 2007 issued for the Preliminary Prospectus by the Ontario Securities Commission,

(g)
a copy of the final receipt dated October     •    , 2007 issued for the Final Prospectus by the Ontario Securities Commission,

(h)
a copy of the [order] dated October     •    , 2007 issued by the Autorité des marchés financiers pursuant to section    •    of the Securities Act (Québec) granting to the Corporation an exemption from the prospectus requirements of the Securities Act (Québec),

(i)
an originally executed copy of the Underwriting Agreement,

(j)
a certificate dated October    •    , 2007 of Equity Transfer & Trust Company of Canada ("Equity Transfer") with respect to the number of issued and outstanding common shares of the Corporation (the "Transfer Agent Certificate"),

(k)
a letter dated October     •    , 2007 from the Toronto Stock Exchange (the "TSX") granting acceptance in principle of the listing of the Firm Shares and the Optional Shares on the TSX, subject to the fulfilment of the conditions set out therein (the "Conditional Listing Letter"),

(l)
the list of reporting issuers maintained by the Ontario Securities Commission, as available on October     •    , 2007 and dated as of October     •    , 2007, online at www.osc.gov.on.ca (the "Ontario List"), and

(m)
a certificate dated the date hereof of an officer of the Corporation with respect to certain factual matters (the "Officer's Certificate"); and

3.
considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.

In all such examinations we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarized, photostatic or conformed copies or facsimiles and the authenticity of the originals of such certified, notarized, photostatic or conformed copies or facsimiles and the truthfulness and accuracy of the records of the Corporation and of all certificates of directors and officers of the Corporation and of public officials.

We are solicitors qualified to carry on the practice of law only in the provinces of Ontario and Québec and, accordingly, we express no opinion as to any laws or matters governed by any laws, other than the laws of such provinces and the federal laws of Canada applicable therein.

The opinion expressed herein is based on legislation, regulations, rules, orders, rulings and policies in effect on the date hereof. We have also assumed that no material change has occurred since October     •    , 2007 which would have required the filing of an amendment to the Supplemented PREP Prospectus in accordance with applicable securities legislation and regulations.

Based and relying on the foregoing and subject to the exceptions, qualifications and assumptions hereinbefore and hereinafter set forth, we are of the opinion that:

1.
The Corporation is a body corporate existing under the CBCA which has not been discontinued thereunder and has not been dissolved.

2.
The Corporation has all requisite corporate power and authority to carry on its business as currently conducted and has all requisite corporate power and authority to issue and sell the Firm Shares and the Optional Shares as contemplated by the Underwriting Agreement and to perform its obligations under the Underwriting Agreement.

3.
The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series, of which, as at October     •    , 2007    •    common shares were issued and outstanding and no preference shares were issued.

4.
All necessary action has been taken by the Corporation for the Corporation to validly issue the Firm Shares and the Optional Shares on the terms and subject to the conditions contained in the Underwriting Agreement and the Firm Shares have been validly issued by the Corporation as fully paid and non-assessable common shares of the Corporation.

5.
The attributes of the Firm Shares are consistent in all material respects with the description of the Firm Shares in the Supplemented PREP Prospectus.

6.
All necessary action has been taken by the Corporation to authorize the execution and delivery by the Corporation of the Underwriting Agreement and the performance of the obligations of the Corporation thereunder and the Underwriting Agreement has been executed and delivered by the Corporation.

7.
The execution and delivery by the Corporation of the Underwriting Agreement, the fulfilment of the terms thereof by the Corporation, the issue and sale of the Firm Shares and the Optional Shares by the Corporation and, generally, the consummation by the Corporation of the transactions contemplated by the Underwriting Agreement, do not and will not result in a breach of, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of any of the terms, conditions or provisions of the (i) articles and by-laws of the Corporation, (ii) the resolutions of the shareholders or directors (or any committee thereof) of the Corporation, or (iii) any material agreement or instrument binding upon the Corporation or its subsidiaries and filed on the System for Electronic Data Analysis and Retrieval commonly known as "SEDAR".

8.
All necessary action has been taken by the Corporation to authorize the execution and delivery by the Corporation of the Preliminary Prospectus, the Final Prospectus and the Supplemented PREP Prospectus and to authorize the filing thereof with the Ontario Securities Commission.

9.
All documents have been filed and all requisite proceedings have been taken and all approvals, permits, consents and authorizations of the appropriate regulatory authorities under the securities laws in each of the provinces of Ontario and Quebec, the regulations and rules thereunder and the applicable policy statements of such securities regulatory authorities have been obtained by the Corporation to permit the offering of the Firm Shares and the Optional Shares in the manner contemplated by the Underwriting Agreement and the U.S. Prospectus.

10.
The form of the certificates representing the common shares has been approved by the Corporation and complies with the requirements of the CBCA.

11.
The Firm Shares and the Optional Shares have been conditionally listed for trading on the TSX, subject to the fulfilment of the conditions set out in the Conditional Listing Letter.

12.
The Corporation is a "reporting issuer" in the Province of Ontario and is not noted on the Ontario List to be in default.

The opinion expressed herein is subject to the following exceptions, qualifications and assumptions:

  (a)
  as to certain factual matters relating to the Corporation, we have relied exclusively and without independent investigation upon the Officer's Certificate, an originally executed copy of which is being delivered with this opinion;

  (b)
  in expressing the opinion set forth in paragraph 1 above with respect to the Corporation being a body corporate existing under the CBCA which has not been discontinued thereunder and has not been dissolved, we have relied exclusively and without independent investigation upon the Compliance Certificate, a copy of which is being delivered with this opinion;

  (c)
  in expressing the opinion set forth in paragraph 3 above we have relied exclusively and without independent investigation upon the Transfer Agent Certificate, a copy of which is being delivered with this opinion;

  (d)
  in expressing the opinion set forth in paragraph 11 above, we have relied exclusively and without independent investigation upon the Conditional Listing Letter, a copy of which is being delivered with this opinion; and

  (e)
  in giving the opinion expressed in paragraph 12 above, we have relied exclusively and without independent investigation upon the Ontario List.

This opinion relates exclusively to the transaction outlined above and is for the sole use and benefit of the persons to whom it is addressed. Accordingly, this opinion may not be delivered to, or relied upon, by any other person or used in connection with any other transaction without our prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Yours very truly,

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  Exhibit 5.1